UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 16, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 16, 2016 Social Reality, Inc. entered into an Employment Agreement with Rahul Thumati to serve as its Chief Financial Officer for a two year term commencing on April 13, 2016.  Biographical information for Mr. Thumati is as follows:

Rahul Thumati.  Mr. Thumati, 38, served a Corporate Controller for Liberman Broadcasting, Burbank, CA, the largest privately-held and minority-owned Spanish media company in the United States, from August 2014 and until his employment commences with our company.  From October 2012 until August 2014 he served as Corporate Controller for Evergreen Studios, Culver City, CA, an early stage film and television production company with vertically integrated, 3D-equipped studios in Los Angeles and Anchorage, and from September 2011 until October 2012 he was Corporate Controller for Forward Industries, Santa Monica, CA, a designer, supplier and distributor of accessories for handheld consumer electronic products.  Mr. Thumati was employed by The Walt Disney Company, Burbank, CA, from November 2008 until September 2011, serving as Senior Manager – Corporate Accounting (November 2009 until September 2011) and Manager – Transaction Support (November 2008 until November 2009).  From January 2004 until November 2008 he was employed by Deloitte & Touche, in both its Phoenix, AZ and Los Angeles, CA offices, serving as Senior Consultant – Regulatory and Capital Markets Consulting from November 2007 until November 2008 and prior thereto as a Senior Auditor – Assurance Division.  Mr. Thumati, a certified public accountant, received a B.S. in Business Administration from the University of Southern California and a Masters in Accountancy from the University of Arizona.

Under the terms of the Employment Agreement, Mr. Thumati's compensation includes:

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an annual salary of $180,000;

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a bonus of $5,000 after the timely filing of each Quarterly Report on from 10-Q and the Annual Report on Form 10-K;

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an annual discretionary bonus at the sole discretion of our board of directors;

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an initial restricted stock grant of 50,000 shares of our Class A common stock vesting quarterly in arrears subject to continued employment, and a second restricted stock award on April 13, 2017 of an additional 50,000 shares of our Class A common stock vesting quarterly in arrears subject to continued employment;

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reimbursement for continuing education expenses up to $10,000 per year; and

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paid time off of 14 days per calendar year, subject to accrual limitations.

Mr. Thumati is entitled to participate in all benefit programs we offer our other executive officers.  The Employment Agreement may be terminated by us upon his death or disability, for cause (as defined in the agreement) or without cause.  He may terminate it for good reason (as defined in the agreement).  If the Employment Agreement is terminated as a result of his death, his estate is entitled to payment though his date of death and if it is terminated for his disability, he is entitled to receive compensation through the date the disability occurred.  In the event we terminate the agreement for cause he is not entitled to any compensation.  In the event Mr. Thumati is terminated without “cause” or resigns for “good reason,” he is entitled to, among other things, (i) an amount equal to his salary through the remaining term of the agreement, plus (ii) any paid signing bonus amounts, (iii) unused paid time off, and (iv) immediate transfer of all vested portion of the RSU grants to him.

The Employment Agreement with Mr. Thumati contains a customary confidentiality, non-disclosure and noninterference provisions.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.46 to this report.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

10.46	Employment Agreement dated March 16, 2016 by and between Social Reality, Inc. and Rahul Thumati.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: March 22, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.46	Employment Agreement dated March 16, 2016 by and between Social Reality, Inc. and Rahul Thumati.